Exhibit 5.4

[LETTERHEAD OF JONES WALKER LLP]

March 29, 2019

Hilton Domestic Operating Company Inc.

7390 Jones Branch Drive, Suite 1100

McLean, Virginia 22102

Ladies and Gentlemen:

We have acted as Louisiana counsel to Embassy Suites Club No. Three, Inc., a Louisiana corporation (“Embassy Suites”), and International Rivercenter Lessee, L.L.C., a Louisiana limited liability company (“IRL” and, together with Embassy Suites, collectively, the “Louisiana Guarantors” and individually, a “Louisiana Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed concurrently herewith by Hilton Domestic Operating Company Inc., a Delaware corporation (the “Issuer”), the Louisiana Guarantors and the other guarantors named therein (together with the Louisiana Guarantors, Hilton Worldwide Finance LLC, a Delaware limited liability company (the “Parent”), Hilton Worldwide Holdings Inc., a Delaware corporation (“HLT Parent”), Hilton Worldwide Parent LLC, a Delaware limited liability company (“HWP”), the “Guarantors” and individually, a “Guarantor”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the issuance of the Issuer’s 5.125% Senior Notes due 2026 in the aggregate principal amount of $1,500,000,000 (the “Exchange Notes”) and related guarantee by the Guarantors (the “Exchange Guarantee”) pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Issuer’s issued and outstanding unregistered 5.125% Senior Notes due 2026 and related guarantee by the Guarantors.

The Exchange Notes and the Exchange Guarantee will be issued under that certain Indenture, dated as of April 13, 2018 (the “Indenture”), among the Issuer, the Guarantors party thereto, including the Louisiana Guarantors, and the Wilmington Trust, National Association, as trustee. All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. We are delivering this opinion letter to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

1.	Documents Reviewed

In connection with rendering the opinions set forth this opinion letter, we have reviewed originals or copies of the following documents (collectively, the “Transaction Documents”):

1.1    the Purchase Agreement, dated as of April 10, 2018, among the Issuer, the Parent, HLT Parent, the Guarantors party thereto, including the Louisiana Guarantors, and Merrill Lynch, Pierce Fenner & Smith Incorporated (“Merrill Lynch”);

1.2    the Registration Rights Agreement, dated as of April 13, 2018, among the Issuer, the Parent, HLT Parent, HWP, the Guarantors party thereto, including the Louisiana Guarantors, and Merrill Lynch;

1.3    the Indenture; and

1.4    the Registration Statement.

Further, in connection with rendering the opinions set forth in this opinion letter, we have reviewed originals or copies of the following documents:

1.5    a certificate of good standing for each Louisiana Guarantor issued by the Louisiana Secretary of State dated January 22, 2019 (collectively, the “Status Certificates”);

1.6    the Articles of Incorporation of Embassy Suites and the Articles of Organization of IRL, each as certified by the Louisiana Secretary of State on January 23, 2019 (collectively, the “Charters”);

1.7    the Amended and Restated Bylaws of Embassy Suites, dated as of April 30, 1999, and the Amended and Restated Limited Liability Company Agreement of IRL, dated as of October 25, 2013, each as delivered to us by the Louisiana Guarantors (collectively, the “Operating Documents” and, together with the Charters, collectively, the “Organizational Documents”);

1.8    the Action by Unanimous Written Consent of the Board of Directors of Embassy Suites, dated as of April 9, 2018, and the Action by Unanimous Written Consent of all of the Managing Members of IRL, dated as of April 9, 2018, with respect to the Indenture and the Exchange Guarantee, each as delivered to us by the Louisiana Guarantors; and

1.9    certificate to counsel from the Louisiana Guarantors, dated the date hereof (the “Certificate to Counsel”).

In addition, we have examined originals or copies authenticated to our satisfaction of such corporate records, certificates of officers of the Louisiana Guarantors and public officials, and other documents as we have deemed relevant or necessary in connection with our opinions set forth herein. We have relied, without independent verification, on certificates of public officials and, as to questions of fact material to such opinions, upon the representations of the Company set forth in Transaction Documents, Certificate to Counsel or such certificates of officers and other representatives of the Company and factual information we have obtained from such other sources as we have deemed reasonable. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied.

You are aware, and we hereby confirm, that we have not represented the Louisiana Guarantors with respect to the preparation, negotiation, execution or filing of the Indenture, the Exchange Notes, the Registration Statement, or any documents ancillary thereto or transactions contemplated thereby. We have been retained by the Louisiana Guarantors for the sole and limited purpose of rendering the opinions set forth herein. By your acceptance of this opinion, you acknowledge the foregoing and confirm that you have consented to the rendering of the opinions set forth herein by this firm in light thereof.

2.	Assumptions

In rendering the opinions set forth in this opinion letter, we have assumed, without independent investigation or verification, the following:

2.1    the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us;

2.2    that the execution, delivery and/or acceptance of the Transaction Documents have been duly authorized by all action, corporate or otherwise, necessary by the parties to the Transaction Documents other than the Louisiana Guarantors (the “Other Parties”);

2.3    the legal capacity of all natural persons executing the Transaction Documents;

2.4    the individuals executing the Written Consent of Embassy Suites constituted all of the duly elected and authorized directors of Embassy Suites and the individuals executing the Written Consent of IRL constituted all of the members and managing members of IRL;

2.5    that each of the Other Parties has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it;

2.6    that each of the Transaction Documents constitutes a valid and binding obligation of the Other Parties and is enforceable against the Other Parties in accordance with its terms;

2.7    that each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents;

2.8    that the Transaction Documents accurately describe and contain the mutual understandings of the parties, and that there are no oral or written statements or agreements or usages of trade or courses of prior dealings among the parties that would modify, amend or vary any of the terms of the Transaction Documents;

2.9    that the Other Parties will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents;

2.10    the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue;

2.11    all agreements other than the Transaction Documents with respect to which we have provided advice in our letter or reviewed in connection with our letter would be enforced as written;

2.12    that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence;

2.13    that each of the Other Parties and any agent acting for it in connection with the Transaction Documents have acted without notice of any defense against the enforcement of any rights created by, or adverse claim to any property transferred pursuant to, the Transaction Documents;

2.14    the compliance of the Exchange Offer and of the conduct of the parties to the Exchange Offer with any requirement of good faith, fair dealing and conscionability; and

2.15    the due qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

For purposes of this opinion letter, “Applicable Laws” means the Louisiana laws, rules and regulations that a Louisiana counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Louisiana Guarantors or the Transaction Documents, but excluding state “Blue Sky,” fraudulent conveyance, fraudulent transfer and other insolvency laws and any other areas of law that are expressly excluded from the scope of the opinions in this opinion letter.

3.	Opinions

Based upon and subject to the foregoing and in reliance thereon, and subject to and qualified by the qualifications, exceptions and limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

3.1    Each Louisiana Guarantor is a corporation or limited liability company, as the case may be, validly existing and in good standing under the laws of the State of Louisiana.

3.2    Each Louisiana Guarantor has the corporate power or limited liability company power, as the case may be, to execute and deliver Indenture, which includes the Exchange Guarantee, and to perform its respective obligations thereunder.

3.3    Each Louisiana Guarantor has authorized the execution and delivery of the Indenture, and performance of the Indenture, which includes the Exchange Guarantee, by all necessary corporate action or limited liability company action, as the case may be.

3.4    Each Louisiana Guarantor has duly executed and delivered the Indenture.

3.5    With respect to each Louisiana Guarantor, the execution and delivery of the Indenture, issuance of the Exchange Guarantee, and performance by such Louisiana Guarantor of its obligations under the Indenture, which includes the Exchange Guarantee, do not violate (a) such Louisiana Guarantor’s Organizational Documents, or (b) any Applicable Law to which such Louisiana Guarantor is subject.

4.	Qualifications, Exceptions and Limitations

The opinions expressed herein are subject to the following qualifications, exceptions and limitations:

4.1    The opinions expressed herein are limited to the effect of the laws of the State of Louisiana. We do not express any opinion herein concerning any law other than the laws of the State of Louisiana. This opinion is limited in all respects to Applicable Law as now in effect and which has been published and is generally available in a format which makes legal research reasonably feasible.

4.2    Our opinion in Section 3.1 is based solely upon our review of the Status Certificates with respect to each Louisiana Guarantor.

4.3    With respect to the opinion expressed in Section 3.4 above concerning the due delivery of the Indenture, we have relied solely upon the Certificate to Counsel.

4.4    We undertake no obligation, and hereby disclaim any obligation, to update or supplement this opinion letter with respect to subsequent changes in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed. This letter expresses our legal opinion as to the foregoing matters based upon our professional judgment at this time.

4.5    We hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP, as if it were addressed to it, in rendering its opinion in connection with the registration of the Exchange Notes and the Exchange Guarantees and the issuance of the Exchange Notes and the Exchange Guarantee as described in the Registration Statement.

Very truly yours,

/s/ Jones Walker LLP

JONES WALKER LLP

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